Exhibit 99.1

Who Makes Up Union Pacific Railroad?

Union Pacific Publishes EEO-1 Reports

FOR IMMEDIATE RELEASE

OMAHA, Neb., Aug. 10, 2021 –  Union Pacific Railroad today published its 2018, 2019 and 2020 EEO-1 reports on UP.com. These data supplement quarterly workforce reports and the annual Building America Report, which show the demographic composition of our workforce and highlight our commitment to achieving long-term diversity and inclusion (D&I) goals.

“Transparency is a key objective if we want to move the needle,” said Beth Whited, Union Pacific Executive Vice President and Chief Human Resource Officer. “Our managers must understand the best way to unleash the full potential of our workforce is to embrace diversity and lead diverse teams. These reports help us know where we are today and guide us as we move forward and identify solutions to help us achieve our D&I goals.”

The reports are based on employee self-identification, yet each utilizes slightly different methodology:

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The D&I Quarterly Report and Building America Report show results based on the way Union Pacific is structured as a company. For example, the diversity of our “people” managers is specifically highlighted in these reports because those managers represent individuals who most influence our business culture. In contrast, the EEO-1 is based on U.S. EEOC categories that are applied uniformly across industries, providing consistency.

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The D&I Quarterly Report and Building America Report include active employees, which better reflects the human resources available to the company. The EEO-1 includes both active and nonactive employees.

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The D&I Quarterly Report is updated four times annually, while the Building America Report captures active employees as of Dec. 31 each year. The EEO-1 relies upon one set of defined months that is reported annually.

•	The D&I Quarterly Report and Building America Report provide minority data as one measurement. The EEO-1 breaks down the minority data into different employee groups.

Union Pacific is committed to improving and strengthening performance through an inclusive workforce that reflects the communities we serve. Attracting and retaining a diverse workforce helps Union Pacific access the broad skills, character and perspectives it needs to foster innovative ideas and help our customers compete on a global playing field.

ABOUT UNION PACIFIC

Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at www.up.com.

Union Pacific Media Contact: Kristen South at 402-544-3435 or kmsouth@up.com

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